SUB-ITEM 77M:  MERGERS

Pursuant to the Securities Act of 1933,
 as amended, and the General Rules and Regulations thereunder, a Registration Statement on Form
N-14, SEC File No. 333-137591, was filed on
September 26, 2006.  This filing relates to
 an Agreement and Plan of Reorganization whereby
Federated Short Term Municipal Fund
(Surviving Fund), acquired all of the assets of Federated
Limited Term Municipal Fund (Acquired Fund), a portfolio of Federated Fixed Income
Securities, Inc., in exchange for shares of the Surviving Fund. Shares of the Surviving Fund were distributed on a pro rata basis to the shareholders of the Acquired Fund in complete liquidation and termination of the Acquired
Fund. As a result, effective October 25, 2006, each shareholder of the Acquired Fund became the owner of Surviving Fund shares having a total net asset value equal to the total net asset value of his or her holdings in the Acquired Fund.

The Agreement and Plan of Reorganization providing for the transfer of the assets of the Acquired Fund to the Surviving Fund was approved by the Board of Directors at their Regular
Meeting held on June 7, 2006 and was also approved by Acquired Fund shareholders at a Special Meeting held on December 8, 2006.

The Agreement and Plan of Reorganization for
 this merger is hereby incorporated by reference from the definitive Prospectus/Proxy Statement filed with the SEC on September 26, 2006.